Exhibit 99.A9(2)
Addendum to Chief Compliance Officer Services Agreements
Dated October 5, 2004
Between
ALPS Mutual Funds Services, Inc.
and
PDR Services LLC
     THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and PDR Services LLC (“PDR”) on behalf of the SPDR Trust, DIAMONDS Trust, and MidCap SPDR Trust.
     WHEREAS, ALPS and PDR have entered into Chief Compliance Officer Services Agreements (the “Agreements”) each dated October 5, 2004;
     WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.
     WHEREAS, in light of the foregoing, ALPS and PDR wish to modify the provisions of the Agreements to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.	ALPS Fund Services, Inc. All references to “ALPS Mutual Funds Services, Inc.” within the Agreements shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.	Remainder of the Agreements. All other provisions of the Agreements shall remain unchanged.
     IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		PDR Services LLC

By:	/s/ Jeremy O. May	By:	/s/ Clifford J. Weber
	Name: Jeremy O. May		Name: Clifford J. Weber
	Title: Managing Director		Title: President
Operations and Client
Service